Exhibit 99.1

CARRIZO OIL & GAS, INC.                 News

PRESS RELEASE    Contact:    Jeffrey P. Hayden, CFA, VP - Investor Relations
(713) 328-1044
Kim Pinyopusarerk, Manager - Investor Relations
    (713) 358-6430
CARRIZO OIL & GAS ANNOUNCES THE DIVESTITURE OF A PORTION OF ITS EAGLE FORD ACREAGE
HOUSTON, December 12, 2017 - Carrizo Oil & Gas, Inc. (Nasdaq: CRZO) today announced that it entered into an agreement to divest a portion of its assets in the Eagle Ford Shale for $245 million in cash, subject to adjustment and customary closing terms and conditions. The divested assets include approximately 24,500 net acres, located primarily in the downdip area of the volatile oil window, and had associated net production during the third quarter of 2017 of approximately 3,400 Boe/d (63% oil, 19% gas, 18% NGLs). The effective date of the transaction is October 1, 2017, and the transaction is currently expected to close by the end of January, 2018. The production associated with the divestiture accounts for less than 10% of the Company’s total in the Eagle Ford Shale. Following the close of the transaction, Carrizo will hold approximately 78,500 net acres in the Eagle Ford Shale, exclusively located within the core volatile oil fairway.
S.P. “Chip” Johnson, IV, Carrizo’s President and CEO, commented, “Our activity in the Eagle Ford Shale is expected to be focused on the updip volatile oil window of the play. Given this, we believe it made sense to bring the value of these assets forward and use the proceeds to further strengthen our balance sheet by retiring additional debt. Combined with our previously-announced, non-core divestitures, this transaction brings the total announced proceeds from our divestiture program to approximately $530 million.”
Carrizo Oil & Gas, Inc. is a Houston-based energy company actively engaged in the exploration, development, and production of oil and gas from resource plays located in the United States. Our current operations are principally focused on proven, producing oil and gas plays in the Eagle Ford Shale in South Texas and the Permian Basin in West Texas.
Statements in this release that are not historical facts, including but not limited to those related to updates, closing date and sale announcement timing, guidance, proceeds of divestiture program, production, the estimated production results and financial performance, effects of transactions, timing, levels of and potential production, oil and gas prices, drilling and completion activities, drilling inventory, including timing thereof, development plans, growth, hedging activity, the Company’s or management’s intentions, beliefs, expectations, hopes, projections, assessment of risks, estimations, plans or predictions for the future, results of the Company’s strategies and other statements that are not historical facts are forward-looking statements that are based on current expectations. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include assumptions regarding well costs, estimated recoveries, results of wells and testing, failure of actual production to meet expectations, performance of rig operators, spacing test results, availability of gathering systems, costs of oilfield services, actions by governmental authorities, joint venture partners, industry partners, lenders and other third parties, actions by purchasers or sellers of properties, satisfaction of closing conditions and failure of disposition to close, purchase price adjustments, integration, commodity price levels, and other risks and effects of acquisitions and dispositions, market and other conditions, risks regarding financing, availability of well connects, capital needs and uses, commodity price changes, effects of the global economy on exploration activity, results of and dependence on exploratory drilling activities, operating risks, right-of-way and other land issues, availability of capital and equipment, weather, and other risks described in the Company’s Form 10-K for the year ended December 31, 2016 and its other filings with the U.S. Securities and Exchange Commission. There can be no assurance any transaction described in this press release will occur on the terms or timing described, or at all.